Exhibit 10.4

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of August 5, 2014 by and among Christopher Lake (“Executive”), Independent Bank Corp., a Massachusetts corporation, and Rockland Trust Company, a wholly owned subsidiary of Independent Bank Corp. (collectively, “Buyer”), Peoples Federal Bancshares, Inc., a Maryland corporation (“Seller”) and Peoples Federal Savings Bank, a wholly owned subsidiary of the Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, Buyer, Seller and Seller Bank are entering into an Agreement and Plan of Merger, dated as of August 5, 2014 (the “Merger Agreement”) pursuant to which Buyer will acquire the Seller Bank through the transactions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, Buyer, Seller, Seller Bank, and Executive desire to enter into this Agreement, which shall (i) terminate the Employment Agreement by and between Seller and Executive dated September 21, 2010 (the “Seller Employment Agreement”), (ii) amend the Amended and Restated Employment Agreement by and between Seller Bank and Executive dated December 16, 2008 (the “Seller Bank Employment Agreement”), and (iii) amend the Salary Continuation Agreement by and between Seller Bank and Executive dated November 29, 2004, as amended (the “Salary Continuation Agreement”), in each case effective immediately prior to the Effective Time of the Merger, and in lieu of any rights, payments, and benefits under the Seller Employment Agreement, Executive shall be entitled to the rights, payments, and benefits set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is acknowledged, Executive, Buyer, Seller, and Seller Bank agree as follows:

1.                                      Termination of Seller Employment Agreement.  Executive, Seller, and Buyer agree that the Seller Employment Agreement shall terminate without any further action of any of the parties, effective immediately prior to the Effective Time of the Merger.  Executive agrees that the satisfaction of the obligations set forth in this Agreement shall be in complete satisfaction of all of Executive’s rights, payments, and benefits under the Seller Employment Agreement.

2.                                      Assumption and amendment of Seller Bank Employment Agreement.  Rockland Trust Company shall assume the Seller Bank Employment Agreement, subject to the following modifications:

2.1                               Position and responsibilities.  Executive shall serve as a Senior Vice President of, and the Director of Risk Management for, Rockland Trust Company.  The Executive shall have powers consistent with other Senior Vice Presidents of Rockland Trust Company and such other duties, responsibilities, and powers as Rockland Trust Company may reasonably assign to him.

2.2                               Annual base salary.  Executive’s base salary shall be $240,000 per year, payable no less than bi-weekly.  Executive shall be eligible for annual merit-based increases to his base salary in accordance with Rockland Trust Company’s customary practices.

2.3                               Cash incentive.  Executive shall be eligible to participate in Rockland Trust Company’s Officer Performance Incentive Plan (“OPIP”), with a target payout at 15% of base salary, in accordance with the terms and conditions of the OPIP as then in effect.  For informational purposes only, the Buyer stipulates that if Executive were employed by Buyer during 2014 the Executive’s target award would have been eligible for a potential increase by up to 1.4x based upon personal performance and by up to an additional 1.25x based upon company performance.  If the Effective Time of the Merger occurs in the first quarter of 2015 Executive will be entitled to participate in the 2015 OPIP as if he had been employed by Rockland Trust Company for all of 2015, without pro-ration.  The specific details of the 2015 OPIP have not yet been approved by the Board of Directors of the Buyer.  Buyer anticipates but does not guarantee that the 2015 OPIP performance multipliers will be the same as the 2014 OPIP performance multipliers.

2.4                               Equity.  Executive will be eligible to receive equity awards from Buyer at a level comparable to similarly situated executives.

2.5                               Employee benefits.  Executive shall be eligible to participate in Rockland Trust Company’s tax qualified defined contribution plan and other employee benefit programs (including vacation and holidays) at the same level as similarly situated executives, with credit given for Executive’s years of service as provided in Article V of the Merger Agreement.

2.6                               Lump-sum payment.  Rockland Trust Company shall make a lump sum payment to Executive in the amount of $680,000 on the business day next following the Effective Time of the Merger.

2.7                               Effect on prior compensation and benefits levels.  The payments and benefits described in Sections 2 and 3 of this Agreement shall be in lieu of any payments and benefits as described in Section 3 of the Seller Bank Employment Agreement prior to modification by this Agreement, except that Executive shall also retain (i) his right to payment of the Merger Consideration with respect to Executive’s common stock of Seller (whether restricted or unrestricted) and payment with respect to Seller’s stock options, in each case as provided in the Merger Agreement, (ii) his right to any accrued and vested benefits under any tax-qualified plan maintained or contributed to by Seller and/or Seller Bank determined as of the Effective Time of the Merger, (iii) his right to any accrued and vested benefits under the Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan maintained and contributed to by Seller and Seller Bank determined as of the Effective Time of the Merger, and (iv) the right of the Executive’s beneficiary (as designated by Executive) to a $175,000 death benefit upon Executive’s death under the Seller Bank Split Dollar Plan dated March 1, 2011, as in effect as of the Effective Time of the Merger.

2.8                               Term.  The term of the Seller Bank Employment Agreement shall end on the third anniversary of the Effective Time of the Merger.  Subject to Executive’s continued employment with Buyer, upon the expiration of the term of this Agreement Buyer shall offer

Executive the opportunity to enter into the form of change of control agreement then offered to similarly-situated executives of Buyer.

2.9                               No “Good Reason”.  Executive agrees and acknowledges that, notwithstanding any provision of the Seller Bank Employment Agreement or the Salary Continuation Agreement to the contrary, the modification of the Seller Bank Employment Agreement and the Salary Continuation Agreement in accordance with the terms of this Agreement shall not constitute “Good Reason” under the Seller Bank Employment Agreement.  Executive further agrees and acknowledges that the compensation, benefits, and perquisites that Executive shall receive from Buyer under the modified Seller Bank Employment Agreement are substantially the same, in the aggregate, to the compensation, benefits, and perquisites which Executive received under the Seller Bank Employment Agreement prior to modification by this Agreement.

2.10                        Waiver of resignation right.  Executive agrees and acknowledges that the consummation of the Merger (but, for the avoidance of doubt, not including any subsequent Change in Control of Buyer) shall not constitute a Change in Control for purposes of the Seller Bank Employment Agreement and Executive shall not receive the payments or benefits described in Section 5 of the Seller Bank Employment Agreement.

3.                                      Assumption and amendment of Salary Continuation Agreement.  Rockland Trust Company shall assume the Salary Continuation Agreement, subject to the following modifications:  (i) Executive agrees and acknowledges that, notwithstanding any provision of the Salary Continuation Agreement to the contrary, the Merger (but, for the avoidance of doubt, not including any subsequent Change in Control of Buyer) shall not constitute a “Change in Control” under the Salary Continuation Agreement, and Executive shall not receive the Change in Control Benefit as a result of the Merger as described in the Salary Continuation Agreement and (ii) Buyer agrees not to accelerate the Salary Continuation Agreement payments under Treasury Regulation Section 1.409A-3(j)(ix)(B) within the 12 months following the Merger.

4.                                      Releases.  Subject to Buyer’s performance of its obligations under this Agreement, Executive, for himself and for his heirs, successors and assigns, does release completely and forever discharge Buyer, Seller and Seller Bank, their respective affiliates and successors and the current and former directors, officers, employees and agents of each of them (any and all of which are referred to below as the “Releasees”) from any obligations under the Seller Employment Agreement, the Seller Bank Employment Agreement, and the Salary Continuation Agreement and any and all other claims, demands, proceedings, agreements (express or implied), obligations, liabilities and causes of action whatsoever, whether known or unknown, whether arising under common law, in equity or under statute, including all claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, Massachusetts General Laws chapter 151B, the Massachusetts Wage Act (including but not limited to paid time off, overtime and other wages), the Family and Medical Leave Act, and the Employee Retirement Income Security Act; and all other statutory and common law claims which Executive or his heirs, successors or assigns now have, have ever had or may hereafter have against the Releasees relating to or arising out of any matter related solely to the period prior to the date of Executive’s execution of this Agreement.

Notwithstanding the foregoing, Executive does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint, (ii) claims which cannot be waived by law, such as claims for workers’ compensation, (iii) any right to earned but unpaid wages, (iv) any right to accrued but unused vacation time, (v) any right to accrued and vested benefits under any tax-qualified plan maintained or contributed to by Seller and/or Seller Bank determined as of the Effective Time of the Merger, (vi) any right to accrued and vested benefits under the Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan maintained and contributed to by Seller and Seller Bank determined as of the Effective Time of the Merger, (vii) the right to designate a beneficiary for the $175,000 death benefit under the Seller Bank’s Split Dollar Plan dated March 1, 2011, as in effect as of the Effective Time of the Merger, (viii) the obligations of Rockland Trust described in Section 2 and Section 3 of this Agreement, or (ix) the obligations of Buyer under the Merger Agreement.

Executive agrees to execute an identical “bring-down” release immediately prior to the Effective Time of the Merger in consideration of the payments described above, except that it will cover any claims under the Age Discrimination in Employment Act of 1967, as amended.

5.                                      General.

5.1                               Heirs, successors and assigns.  The terms of this Agreement shall be binding upon the parties and their respective heirs, successors, and assigns.

5.2                               Final agreement.  This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral.  For avoidance of doubt, the payments and benefits described in Section 2 of this Agreement shall not be increased or decreased as a result of any compensation that Executive may receive from Seller or Seller Bank through the vesting of restricted stock, the exercise of stock options, or otherwise.

5.3                               Conflict.  In the event of any conflict between the terms and conditions of this Agreement and any other agreement between the parties, including the Seller Employment Agreement, the Seller Bank Employment Agreement and the Salary Continuation Agreement, the terms and conditions of this Agreement shall control.

5.4                               Withholdings.  Seller, Seller Bank, and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

5.5                               Governing law.  This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

5.6                               Defined terms.  Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

5.7                               Voluntary and knowing action of Executive.  Executive acknowledges that, by his free and voluntary act of signing below, Executive agrees to all of the terms of this Agreement and intends to be legally bound hereby.  This Agreement will remain in effect despite the discovery or existence of any new, additional fact or any fact different from that which Executive now knows or believes to be true.  Executive acknowledges that he has read this Agreement, that the payments Executive will receive under this Agreement are sufficient consideration for Executive to enter into this Agreement, and that Executive understands the terms and conditions of this Agreement.  Executive further acknowledges and agrees that Executive’s decision to enter into this Agreement is not made in reliance upon, in whole or in part, any representation, inducement, promise or agreement, oral or otherwise, not embodied herein.  Executive represents to Buyer that he had adequate time and opportunity to be represented by legal counsel in connection with the review and execution of this Agreement, that execution of this Agreement is Executive’s free act and deed, and that Executive was not compelled to sign this Agreement by economic hardship or any other form of duress.

5.8                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.9                               Amendment.  This Agreement may be amended with the written consent of each of the parties hereto.  The consent of Seller and Seller Bank shall not be required to amend this Agreement after the Effective Time of the Merger.

6.                                      Section 409A of the Code.  It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”).  Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A.  If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A.  In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.  To the extent any expense, reimbursement or in-kind benefit provided to the Executive constitutes nonqualified deferred compensation for purposes of Section 409A, (i) the amount of any expense eligible for reimbursement or the provision of any in-kind benefit with respect to any calendar year shall not affect the amount of expense eligible for reimbursement or the amount of in-kind benefit provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be subject to liquidation for any other benefit.

7.                                      Effectiveness.  Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Buyer, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

/s/ James J. Gavin	/s/ Christopher Lake
Name: James J. Gavin	Name: Christopher Lake

ATTEST:	INDEPENDENT BANK CORP.

/s/ Linda M. Campion	By:	/s/ Christopher Oddleifson
Name: Linda M. Campion	Name: Christopher Oddleifson
Title: Chief Executive Officer and President

ATTEST:	ROCKLAND TRUST COMPANY

/s/ Linda M. Campion	By:	/s/ Christopher Oddleifson
Name: Linda M. Campion	Name: Christopher Oddleifson
Title: Chief Executive Officer and President

ATTEST:	PEOPLES FEDERAL BANCSHARES, INC.

/s/ Christopher Lake	By:	/s/ Maurice H. Sullivan, Jr.
Name: Christopher Lake	Name: Maurice H. Sullivan, Jr.
Title: Chairman and Chief Executive Officer

ATTEST:	PEOPLES FEDERAL SAVINGS BANK

/s/ Christopher Lake	By:	/s/ Thomas J. Leetch, Jr.
Name: Christopher Lake	Name: Thomas J. Leetch, Jr.
Title: President and Chief Executive Officer